Exhibit 23.1

CONSENT OF MCGLADREY & PULLEN, LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to Registration Statement on Form S-3 and related Prospectus of Nanophase Technologies Corporation and to the incorporation by reference therein of our report dated January 23, 2004, except for Note 20, as to which the date is March 23, 2004, with respect to the financial statements of Nanophase Technologies Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

Chicago, Illinois

March 30, 2004

/s/ McGladrey & Pullen, LLP

McGladrey & Pullen, LLP